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                                   EXHIBIT 16



LETTER RE: CHANGE IN CERTIFYING ACCOUNTANT

[David O. Christensen CPA & Consultants LOGO]

March 4, 1998



Securities and Exchange Commission
450-5th St., NW
Washington, DC 20549

     Regarding:  Citizens Bancorp 8-K(A) Amended

Dear Sirs:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on January 9, 1998, to be filed by our former client, Citizens Bancorp. We agree with the statements made in response to that item insofar as they relate to our firm.

This letter is attached to the 8-K(A) of Citizens Bancorp.

Sincerely,

/s/ David O. Christensen
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David O. Christensen
Certified Public Accountants & Consultants


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